UNITED STATES
                        SECURITIES EXCHANGE COMMISSION
                            Washington, D.C. 20549

------------------------------------------------------------------------------

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                         TravelCenters of America LLC
                               (Name of Issuer)


                  Common Stock, $0.00001 par value per share
            -----------------------------------------------------
                        (Title of Class of Securities)


                                   894174101
                           ------------------------
                                (CUSIP Number)




                                 March 8, 2007
                           ------------------------
            (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

|_|   Rule 13d-1(b)

|X|   Rule 13d-1(c)

|_|   Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         Continued on following pages
                              Page 1 of 15 pages
                            Exhibit Index: page 14

CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital, LLC
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Delaware
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person
With                     6.       Shared Voting Power               450,300
                         ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           PN
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 2 of 15 pages
                            Exhibit Index: page 14


CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital Management, LLC
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Delaware
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           OO
----------------------------------------------------------------------------------------------------------------------



                         Continued on following pages
                              Page 3 of 15 pages
                            Exhibit Index: page 14






CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital Partners, LP
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Delaware
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           OO
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 4 of 15 pages
                            Exhibit Index: page 14


CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital Partners II, LP
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Delaware
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           PN
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 5 of 15 pages
                            Exhibit Index: page 14


CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital Partners Offshore Master Fund Ltd.
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Cayman Islands
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           CO
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 6 of 15 pages
                            Exhibit Index: page 14






CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Saras Capital Partners Offshore Ltd.
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  Cayman Islands
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           CO
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 7 of 15 pages
                            Exhibit Index: page 14










CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Mr. Kenney Oh

----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  United States of America
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           HC
----------------------------------------------------------------------------------------------------------------------

                         Continued on following pages
                              Page 8 of 15 pages
                            Exhibit Index: page 14




CUSIP No. 894174101
----------------------------------------------------------------------------------------------------------------------
1.            Names of Reporting Persons.

              Mr. Munish Puri
----------------------------------------------------------------------------------------------------------------------
2.            Check the Appropriate Box if a Member of a Group
              (a) [X]
              (b) [ ]
----------------------------------------------------------------------------------------------------------------------
3.            SEC Use Only
----------------------------------------------------------------------------------------------------------------------
4.            Citizenship or Place of Organization                  India
----------------------------------------------------------------------------------------------------------------------
Number of Shares         5.       Sole Voting Power                 None
Beneficially Owned by    ---------------------------------------------------------------------------------------------
Each Reporting Person    6.       Shared Voting Power               450,300
With                     ---------------------------------------------------------------------------------------------
                         7.       Sole Dispositive Power            None
                         ---------------------------------------------------------------------------------------------
                         8.       Shared Dispositive Power          450,300
----------------------------------------------------------------------------------------------------------------------
9.            Aggregate Amount Beneficially Owned by Each Reporting Person                   450,300
----------------------------------------------------------------------------------------------------------------------
10.           Check if the Aggregate Amount in Row (9) Excludes Certain Shares               [        ]
----------------------------------------------------------------------------------------------------------------------
11.           Percent of Class Represented by Amount in Row (9)
              5.11%, based on 8,809,000 shares of common stock outstanding as of December 31, 2006.
----------------------------------------------------------------------------------------------------------------------
12.           Type of Reporting Person                           HC
----------------------------------------------------------------------------------------------------------------------


                         Continued on following pages
                              Page 9 of 15 pages
                            Exhibit Index: page 14

Item 1(a).        Name of Issuer:

                  TravelCenters of America LLC

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  24601 Center Ridge Road
                  Westlake, Ohio 44145

Item 2(a).        Name of Person Filing

                  This Statement is filed on behalf of the following persons (collectively, the "Reporting Persons"):

                  i)   Saras Capital, LLC ("Saras Capital") ;

                  ii)  Saras   Capital   Management,   LLC   ("Saras   Capital
                       Management");

                  iii) Saras   Capital   Partners,    L.P.   ("Saras   Capital
                       Partners");

                  iv)  Saras  Capital   Partners  II,  L.P.   ("Saras  Capital
                       Partners II");

                  v)   Saras   Capital   Partners    Offshore   Ltd.   ("Saras
                       Offshore");

                  iv)  Saras  Capital  Partners   Offshore  Master  Fund  Ltd.
                       ("Saras Offshore Master Fund");

                  v)   Mr. Kenney Oh ("Mr. Oh"); and

                  vi)  Mr. Munish Puri ("Mr. Puri").

                  Saras  Capital  is the  general  partner  of  Saras  Capital
                  Partners and Saras Capital Partners II. Saras Capital Management serves as investment manager to each of Saras Capital Partners, Saras Capital Partners II and Saras Offshore Master Fund. Mr. Oh and Mr. Puri are principals of Saras Capital and portfolio managers of Saras Capital Management.

Item 2(b).        Address of Principal Business Office or, if None, Residence

                  The address of the principal business office of each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri is 10 Rockefeller Plaza, Suite 820, New York, NY 10020.

Item 2(c).        Citizenship

                  i) Saras Capital is a limited liability company formed under the laws of the State of Delaware.

                  ii) Saras Capital Management is a limited liability company formed under the laws of the State of Delaware.

                         Continued on following pages
                              Page 10 of 15 pages
                            Exhibit Index: page 14

                  iii) Saras Capital Partners is a limited partnership formed under the laws of the State of Delaware.

                  iv) Saras Capital Partners II is a limited partnership formed under the laws of the State of Delaware.

                  v) Saras Offshore is an exempted company formed under the laws of the Cayman Islands.

                  vi) Saras Offshore Master Fund is an exempted company formed under the laws of the State of Delaware.

                  vi) Mr. Oh is a citizen of the United States of America.

                  vii) Mr. Puri is a citizen of India.

Item 2(d).        Title of Class of Securities:

                  Common Stock, $0.00001 par value per share (the "Shares")

Item 2(e).        CUSIP Number:

                  894174101

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

                  a. Amount beneficially owned: As of March 13, 2007, each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri may be deemed to be the beneficial owner of 450,300 Shares. This amount consists of: (A) 115,734 Shares held for the account of Saras Capital Partners, (B) 10,757 Shares held for the account of Saras Capital Partners II and (C) 323,809 Shares held for the account of Saras Offshore Master Fund.

                  b. Percent of Class: The number of Shares of which each of Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri may be deemed to be the beneficial owner constitutes approximately 5.11% of the total number of Shares outstanding (based upon information provided by TravelCenters of America LLC in its Current Report on Form 8-K filed with the SEC on March 13, 2007, which stated that there were approximately 8,809,000 shares of common stock outstanding as of December 31, 2006).

Item 5.           Ownership of Five Percent or Less of a Class:

                         Continued on following pages
                              Page 11 of 15 pages
                            Exhibit Index: page 14

                  This Item 5 is not applicable

Item 6.           Ownership  of More than Five  Percent  on Behalf of  Another
                  Person:

                  This Item 6 is not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable

Item 9.           Notice of Dissolution of Group:

                  This Item 9 is not applicable.


                         Continued on following pages
                              Page 12 of 15 pages
                            Exhibit Index: page 14

Item 10. Certification:

            By signing below each of the Reporting Persons certifies that, to the best of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Date:    March 19, 2007          SARAS CAPITAL, LLC

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007          SARAS CAPITAL MANAGEMENT, LLC

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007          SARAS CAPITAL PARTNERS, LP
                                 By: Saras Capital, LLC, its general partner

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007          SARAS CAPITAL PARTNERS II, LP
                                 By: Saras Capital, LLC, its general partner

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007          SARAS CAPITAL PARTNERS OFFSHORE LTD.
                                 By: Saras Capital Management LLC, as investment manager

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007          SARAS CAPITAL PARTNERS OFFSHORE MASTER FUND LTD.
                                 By: Saras Capital Management LLC, as investment manager

                                       By:       /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:    Kenney Oh
                                            Title:   Managing Member

Date:    March 19, 2007      /s/ Kenney Oh
                                 Kenney Oh

Date:    March 19, 2007      /s/ Munish Puri
                                 Munish Puri

                         Continued on following pages
                              Page 13 of 15 pages
                            Exhibit Index: page 14

                                 EXHIBIT INDEX

Ex.

A. Joint Filing Agreement, dated March 19, 2007, by and among Saras Capital, Saras Capital Management, Saras Capital Partners, Saras Capital Partners II, Saras Offshore, Saras Offshore Master Fund, Mr. Oh and Mr. Puri.










                         Continued on following pages
                              Page 14 of 15 pages
                            Exhibit Index: page 14

                                   EXHIBIT A

                            JOINT FILING AGREEMENT

      The undersigned hereby agree that the statement on Schedule 13G with respect to the common stock of TravelCenters of America LLC, dated as of March 19, 2007 is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date:    March 19, 2007         SARAS CAPITAL, LLC

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Member

Date:    March 19, 2007         SARAS CAPITAL MANAGEMENT, LLC

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Member

Date:    March 19, 2007         SARAS CAPITAL PARTNERS, L.P.
                                 By: Saras Capital, LLC, its general partner

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Member

Date:    March 19, 2007         SARAS CAPITAL PARTNERS II, L.P.
                                 By: Saras Capital, LLC, its general partner

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Member

Date:    March 19, 2007         SARAS CAPITAL PARTNERS OFFSHORE LTD.
                                 By: Saras Capital Management LLC, as investment manager

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Manager

Date:    March 19, 2007         SARAS CAPITAL PARTNERS OFFSHORE MASTER FUND LTD.
                                 By: Saras Capital Management LLC, as investment manager

                                       By:      /s/ Kenney Oh
                                            ---------------------------------------------------
                                            Name:   Kenney Oh
                                            Title:  Managing Manager

Date:    March 19, 2007      /s/ Kenney Oh
                                 Kenney Oh

Date:    March 19, 2007      /s/ Munish Puri
                                 Munish Puri

                              Page 15 of 15 pages
                            Exhibit Index: page 14